Exhibit 23.8

Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 9, 2012, with respect to the balance sheet of Bay Area Smart Growth Fund II, LLC as of December 31, 2011, and the related statements of operations, members' equity, and cash flows for the year then ended, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas
June 21, 2012